CERTIFICATE OF AMENDMENT

                               OF

                  CERTIFICATE OF INCORPORATION


Hungarian Teleconstruct Corp., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST: That at a meeting of the Board of Directors of Hungarian Teleconstruct Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOURTH so that, as amended said Article shall be and read as follows:

               FOURTH: The notal number of shares of all classes of stock which the corporation is authorized to issue is 10,000,000. All such shares are to have a par value and are classified as 10,000,000 shares of Common Stock and the par value of each such share of Common Stock is $.001. Each issued and outstanding share of Common Stock shall entitle the holder of record thereof to one vote.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Hungarian Teleconstruct Corp., has caused this certificate to be signed by Robert Genova, its Chairman of the Board, and Frank R. Cohen, its Secretary, this 14th day of May, 1996.


                              By:
                                   Robert Genova
                                   Chairman of the Board



                              By:
                                   Frank R. Cohen
                                   Secretary